Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the AngioScore acquisition and a convertible notes offering of $200 million. Under the terms of the merger agreement in the AngioScore acquisition, upon consummation of the merger, all outstanding shares of capital stock of AngioScore will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $230 million in cash, subject to certain adjustments specified in the merger agreement. A portion of the cash payable in connection with the acquisition will be placed in escrow and will be paid to the AngioScore stockholders less any claims for indemnification by Spectranetics as provided in the merger agreement. The AngioScore acquisition is expected to close in June 2014 subject to various terms and conditions.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the AngioScore acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Spectranetics and AngioScore during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 assumes that the AngioScore acquisition took place on January 1, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 assumes that the AngioScore acquisition took place on January 1, 2013.

The unaudited pro forma condensed combined balance sheet assumes that the AngioScore acquisition took place on March 31, 2014.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the AngioScore acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Spectranetics and AngioScore for the applicable periods, which are incorporated by reference in this prospectus supplement:

•                  historical financial statements of Spectranetics as of and for the year ended December 31, 2013 and the related notes included in Spectranetics’ Annual Report on Form 10-K for the year ended December 31, 2013;

•                  historical financial statements of Spectranetics as of and for the three months ended March 31, 2014 and the related notes included in Spectranetics’ Quarterly Report on Form 10-Q for the period ended March 31, 2014;

•                  historical financial statements of AngioScore as of and for the year ended December 31, 2013 and the related notes included in AngioScore’s audited consolidated financial statements for the year ended December 31, 2013, included in Spectranetics’ Current Report on Form 8-K filed with the SEC on May 27, 2014; and

•                  historical financial statements of AngioScore as of and for the three months ended March 31, 2014 and the related notes included in AngioScore’s unaudited consolidated financial statements for the period ended March 31, 2014, included in Spectranetics’ Current Report on Form 8-K filed with the SEC on May 27, 2014.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which are subject to change and interpretation. Spectranetics has been treated as the acquiror in the AngioScore acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the AngioScore acquisition, the costs to combine the operations of Spectranetics and AngioScore or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the notes issued in this offering and $230 million of cash contemplated to be paid to the AngioScore stockholders in connection with the AngioScore acquisition.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Spectranetics	AngioScore	Adjustments		Combined`
Revenue	$39,614	$13,870			$53,484
Cost of product revenue	10,334	4,144			14,478
Research, development and other technology	6,229	1,542			7,771
Selling, general and administrative	28,569	10,285	5,658	A,B	44,512
Total costs and expenses	45,132	15,971			66,761
Loss from operations	(5,518)	(2,101)			(13,277)
Interest income (expense), net	1	(618)	(965)	C,D	(1,582)
Other income (expense), net	3	(480)			(477)
Loss before income taxes	(5,514)	(3,199)			(15,336)
Provision for income taxes	147	—			147
Net loss	$(5,661)	$(3,199)			$(15,483)
Net loss per share, basic and diluted	$(0.14)				$(0.37)
Shares used in computing net loss per share, basic and diluted	41,353,931				41,353,931

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Spectranetics	AngioScore	Adjustments		Combined
Revenue	$158,811	$54,663			$213,474
Cost of product revenue	41,356	17,288			58,644
Research, development and other technology	22,080	7,442			29,522
Selling, general and administrative	94,981	32,783	22,976	A,B	150,740
Total costs and expenses	158,417	57,513			238,906
Income (loss) from operations	394	(2,850)			(25,432)
Interest income (expense), net	3	(2,396)	(3,934)	C,D	(6,327)
Other income (expense), net	13	(2,232)			(2,219)
Income (loss) before income taxes	410	(7,478)			(33,978)
Provision for income taxes	780	—			780
Net loss	$(370)	$(7,478)			$(34,758)
Net loss per share, basic and diluted	$(0.01)				$(0.89)
Shares used in computing net loss per share, basic and diluted	38,940,544				38,940,544

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2014

(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Spectranetics	AngioScore	Adjustments		Combined
Assets:
Cash and cash equivalents	120,866	3,815	(43,907)	E,F,I	80,774
Accounts receivable, net	27,652	7,042	—		34,694
Inventories, net	9,828	13,434	—		23,262
Deferred income taxes, current portion, net	445	—			445
Prepaid expenses and other current assets	3,489	271	—		3,760
Total current assets	162,280	24,562	(43,907)		142,935
Property and equipment, net	28,747	694	—		29,441
Goodwill	14,846	—	101,237	H	116,083
Other intangible assets, net	5,472	—	140,000	G	145,472
Deferred financing costs — long term	—	—	6,542	E	6,542
Other non-current assets	612	30	—		642
Total assets	211,957	25,286	203,872		441,115
Liabilities and Stockholders’ Equity (Deficit):
Accounts payable	2,183	2,000	—		4,183
Accrued liabilities	15,986	5,676	(2,943)	J	18,719
Deferred revenue	1,640	—	—		1,640
Notes payable — short term	—	2,865	(2,865)	K	—
Total current liabilities	19,809	10,541	(5,808)		24,542
Accrued liabilities, net of current portion	1,162	—	—		1,162
Contingent consideration, noncurrent portion	1,390	—	27,975	L	29,365
Notes payable — long term	—	18,212	181,788	M	200,000
Other liabilities	—	3,739	(3,739)	N	—
Deferred income taxes, noncurrent portion, net	1,449	—	—		1,449
Total liabilities	23,810	32,492	200,216		256,518
Redeemable convertible preferred stock	—	94,266	(94,266)	O	—
Convertible preferred stock	—	2,607	(2,607)	O	—
Stockholders’ equity (deficit):	—
Common stock	41	6	(6)	P	41
Additional paid-in capital	288,289	—	—		288,289
Accumulated other comprehensive loss	(292)	—	—		(292)
Accumulated deficit	(99,891)	(104,085)	100,535	Q	(103,441)
Total stockholders’ equity (deficit)	188,147	(104,079)	100,529		184,597
Total liabilities, redeemable and convertible preferred stock and stockholders’ equity (deficit)	211,957	25,286	203,872		441,115

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1. Description of Transaction

AngioScore Acquisition

On May 27, 2014, Spectranetics entered into an agreement and plan of merger with AngioScore, pursuant to which Spectranetics agreed to acquire all of AngioScore’s outstanding equity interests. Consideration for the AngioScore acquisition, subject to certain adjustments specified in the merger agreement, consists of $115 million in cash and $115 million of Spectranetics common stock, provided that if this offering is completed Spectranetics will pay the common stock amount in cash.

Convertible Notes

To finance a portion of the acquisition consideration, Spectranetics expects to sell and issue $200 million aggregate principal amount of convertible notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the notes will accrue interest at a rate equal to 3% per year, payable semi-annually and mature on June 1, 2034. Holders may surrender the notes for conversion at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion of a note, Spectranetics will deliver a number of shares of its common stock, per $1,000 principal amount of notes, equal to the conversion rate together with a cash payment in lieu of delivering any fractional shares. The initial conversion rate will be determined in connection with the offering of such notes. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Spectranetics cannot redeem the notes prior to June 5, 2018. On or after June 5, 2018 and prior to June 5, 2021, Spectranetics may redeem any or all of the notes in cash, provided that the closing sale price of Spectranetics’ common stock exceeds 130% for a specific number of days. On or after June 5, 2021, Spectranetics can call the notes for redemption without any conditions. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On each of June 5, 2021, June 5, 2024 and June 5, 2029, holders may require Spectranetics to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

If Spectranetics undergoes a fundamental change, holders may require Spectranetics to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Spectranetics expects to receive approximately $193.5 million in cash proceeds from the notes offering, net of underwriting discounts and commissions and offering expenses. Spectranetics intends to use all of such proceeds to finance the AngioScore acquisition. If the AngioScore acquisition is terminated or does not occur for any reason, Spectranetics intends to use the proceeds of the notes offering for research and development, commercialization of its products, working capital and other general corporate purposes, which may include future acquisitions.

2. Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and the historical financial statements of Spectranetics and AngioScore.

2. Basis of Presentation (Continued)

The acquisition method of accounting is set forth in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Spectranetics issued after completion of the AngioScore acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the AngioScore acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Spectranetics in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Spectranetics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Spectranetics’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Spectranetics expects to incur total acquisition-related transaction costs estimated at approximately $3.9 million. As discussed in Note 6, the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2014.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the AngioScore acquisition:

Estimated Acquisition Consideration(1)	(In thousands)
Cash	$230,000
Fair value of contingent consideration(2)	27,975
Estimated purchase price consideration	$257,975

(1)The estimated acquisition consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the AngioScore acquisition is completed.

(2)The fair value of the contingent consideration represents the present value of estimated future cash milestone payments for revenue and regulatory milestones included in the merger agreement with AngioScore.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Spectranetics in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Calculation of Net Assets Acquired	(In thousands)
Net book value of assets acquired as of March 31, 2014	$16,688
Adjustments:
Identifiable intangible assets	140,000
Goodwill	101,237
Net assets acquired	$257,925

The preliminary estimate of assets acquired and liabilities assumed used for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Spectranetics believes this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Spectranetics will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that Spectranetics believes will result from combining the operations of AngioScore with the operations of Spectranetics.

The following is a discussion of the adjustments made to AngioScore’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

At the AngioScore acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

with AngioScore, Spectranetics identified the following significant intangible assets: customer relationships, technology and trademarks, patents, and in-process research and development, or IPR&D. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within Spectranetics’ industry.

At this time, Spectranetics does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology and trademarks, patents, or IPR&D. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the technology and IPR&D were estimated by Spectranetics management to be as follows: technology of $130 million with a weighted average useful life of 7 years and IPR&D of $10 million, which is an indefinite lived intangible asset.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Spectranetics has full access to the specifics of AngioScore’s intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Spectranetics only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets other than IPR&D, there could be an annual change in amortization expense — increase or decrease — of approximately $1.4 million ($0.4 million per quarter), assuming a weighted-average useful life of 7 years.

Inventory

AngioScore’s inventory consists of raw materials, work in process, and finished goods. For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the fair value of inventory because we do not currently believe the determined fair value will be significantly different from its carrying value on AngioScore’s balance sheet, at cost.

Other Assets/Liabilities

Adjustments to AngioScore’s remaining assets and liabilities may also be necessary, however at this time Spectranetics has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Spectranetics believes that the March 31, 2014 AngioScore book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Spectranetics does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A) Intangible Amortization — To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and a 7-year estimated average useful life. Intangible amortization expense is estimated to be $18.6 million for the year ended December 31, 2013 and $4.6 million for the three months ended March 31, 2014.

(B) Contingent Consideration Expense — To reflect the accretion of the contingent consideration liability. Also, see (H) in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet. Contingent consideration expense is estimated to be $4.4 million for the year ended December 31, 2013 and $1.0 million for the three months ended March 31, 2014.

(C) Interest Expense — To reflect interest expense on the $200.0 million of convertible notes expected to be issued in conjunction with the AngioScore acquisition. The notes are expected to be due in 2034 and, solely for the purposes of the unaudited pro forma condensed financial information, Spectranetics has assumed a coupon rate of 3%, which results in an annual interest expense of approximately $6.0 million. This adjustment also reflects the elimination of $2.4 million of interest expense on AngioScore’s debt that would be extinguished upon the acquisition ($2.4 million for the year ending December 31, 2013 and $0.6 million for the year ending March 31, 2014).

(D) Debt Issuance Costs — To reflect the amortization of costs expected to be incurred to issue the notes in connection with the AngioScore acquisition using a method that approximates the effective interest method. Amortized debt issue costs are estimated to be $0.3 million for the year ended December 31, 2013 and $0.1 million for the three month period ended March 31, 2014.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(E) Debt Issuance Costs — To reflect the costs incurred to issue the convertible notes in connection with the AngioScore acquisition. Total debt issuance costs are estimated at $6.5 million, of which $0.5 million relates to estimated legal, accounting, and other external costs directly related to the note issuance. In addition, the notes will be recognized net of approximately $6.0 million of underwriter commissions.

(F) Cash Consideration — To reflect the payment of $230.0 million cash consideration to effect the AngioScore acquisition.

(G) Intangible Assets — To reflect the preliminary fair values of intangible assets acquired. These estimated fair values and the related useful lives are considered preliminary and are subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the 7-year estimated useful life of the technology intangible asset was based on comparable industry data. The technology intangible asset is being amortized using the straight-line method. IPR&D intangible assets are indefinite-lived intangible assets until such time the Company completes such assets and places them into production.

(H) Goodwill — To reflect the preliminary estimate of goodwill.

(I) Transaction Costs — To reflect estimated transaction costs remaining to be incurred related directly to the transaction of approximately $3.6 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the AngioScore acquisition.

(J) Accrued Liabilities — To reflect the impact of AngioScore assuming certain working capital liabilities balances, including accrued commissions, bonuses, legal fees and taxes.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet: (Continued)

(K) Notes Payable — short term — To eliminate AngioScore short term notes payable.

(L) Contingent Consideration — To reflect the present value of the estimated future contingent consideration payments payable to AngioScore.

(M) Convertible Notes — To reflect the issuance of the $200.0 million of 3% convertible notes used to finance a portion of the acquisition consideration.

(N) Other Liabilities — To reflect the conversion of AngioScore’s preferred stock warrants, which were classified as liabilities, into warrants to purchase common stock and the elimination of common stock as part of the acquisition.

(O) Redeemable Convertible and Convertible Preferred Stock — To eliminate AngioScore redeemable convertible and convertible preferred stock.

(P) Common Stock — To eliminate AngioScore common stock.

(Q) Additional Paid-in-capital — To eliminate AngioScore additional paid-in capital.

(R) Accumulated Deficit — To eliminate AngioScore’s historical accumulated deficit of $104.1 million and reflect the immediate impact to Spectranetics’ accumulated deficit from the estimated $3.6 million of transaction costs accrued by Spectranetics had the AngioScore acquisition occurred on March 31, 2014.